United States securities and exchange commission logo





                     May 31, 2023

       Karan Puri
       Chief Executive Officer
       Vahanna Tech Edge Acquisition I Corp.
       1230 Avenue of the Americas, 16th Floor
       New York, NY 10020

                                                        Re: Vahanna Tech Edge
Acquisition I Corp.
                                                            Preliminary Revised
Proxy Statement on Schedule 14A
                                                            Filed May 22, 2023
                                                            File No. 001-41094

       Dear Karan Puri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance